EXHIBIT 99.2

August 3rd, 2023
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q2 2023 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s second quarter 2023 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today. This means that results could change at any time and we do not undertake any obligation to update these statements as a result of new information or future events. To better understand the risks and uncertainties that could cause actual results to differ from our commentary, we refer you to our most recent annual report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission (“SEC”) and other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, adjusted EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP, and on a non-GAAP basis. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q2 2023 management commentary.

On May 9th, we announced an updated go-to-market strategy, which included a return to lower pre-pandemic pricing and a renewed emphasis on our retail channels to better serve consumers’ post-pandemic shopping behavior. We’re happy to report that this has had a positive impact on our business and second quarter revenue and subscriber growth exceeded our expectations. Our improved sell-through has sustained thus far into Q3, driven by our retail channel.

Revenue in the quarter was $241 million, 10% above our guidance. GoPro subscribers grew 27% year-over-year to 2.44 million, also surpassing our expectations. Sell-through of our entry-level-priced $199 HERO8 and $249 HERO9 Black cameras enjoyed a combined sequential lift of more than 50%, highlighting the importance of the entry-level product category as a TAM expanding opportunity. It’s important to note that the sales lift was incremental and did not cannibalize our higher-priced products.

As a reminder, the key points of our Q2 updated go-to-market strategy included:

•Restoring camera pricing to lower pre-pandemic price points and discontinuing subscription-related camera discounts at the time of purchase at GoPro.com
•Re-introducing entry-level priced cameras to drive meaningful volume and subscriber growth
•Restoring our world-class presence at retail by increasing global distribution to best-in-class retailers that can help drive awareness and sell-through
•Scaling our marketing spend to pre-pandemic levels over time

At the start of the COVID pandemic, we exited approximately 30% of our retail doors globally and focused on driving much of our business to GoPro.com as consumers primarily shopped from home. We significantly reduced our marketing spend and raised camera prices by $100 over a two year period due to supply chain constraints. This strategy worked extremely well for us during the pandemic, yet limited our growth post-pandemic.

With our updated go-to-market strategy, we saw an immediate uptick in demand at retail across all regions. This enabled our global sales team to hit the ground running, working closely with existing retail and distribution partners, re-engaging former partners and adding highly motivated new partners. Our strategy is to grow our business with best-in-class distributors and retailers who span the spectrum from influential core specialty retailers who enhance our brand to larger big box retailers who drive volume and mass market awareness of our products. Enthusiasm amongst our distributors and retailers is high as they recognize the strength of our product line, our brand and the opportunity to grow our respective businesses together.

We’re excited about the pace at which we’re opening new doors, particularly in EMEA, which was hardest hit by our pandemic door-count reductions. To date, we’ve opened nearly 800 new doors in EMEA and we’re targeting approximately 2,000 total new doors worldwide by the end of 2023 with additional growth in 2024 and 2025. In addition to new doors, we’re enhancing GoPro’s brand presence at retail with updated point of purchase (POP) displays.

To drive greater awareness of GoPro and to support revenue growth in the second half of this year, we are increasing our investment in marketing. We are partnering with key retailers to amplify awareness, leveraging our collective reach to excite consumers during our upcoming launch and throughout the holiday season. It’s great to be aligning, once again, with our retail partners in a meaningful way that we haven’t been able to do since before the pandemic.

An indication of our sell-through momentum post strategy shift can be found in GoPro’s results during the Amazon Prime day period. Circana reported that consumer spending over Amazon’s July Prime Day saw discretionary and general merchandise sales decrease 3% year-over-year with unit sales down 8%. By contrast, during the same period, total GoPro camera unit sales for North America, which includes both our retail channels and GoPro.com were up 6%, year-over-year.

Our subscription business continues to be a highlight. As mentioned, we closed Q2 ahead of our expectations with 2.44 million subscribers, a 27% year-over-year increase. The attach rate via our app from cameras purchased at retail exceeded 40% in the second quarter, up from approximately 33% a year ago. Attach rates from cameras purchased via GoPro.com, post our go-to-market strategy shift, exceeded 40% as well. These subscription attach rates confirm the value our customers see in our subscription offering.

GoPro subscribers currently receive a wealth of benefits including no-questions-asked damaged camera replacement, unlimited cloud storage of GoPro content at original quality, automatic upload from their camera to the cloud, automatic highlight videos sent to their phone, and premium editing tools within our mobile app. In Q2, GoPro subscribers were twice as engaged with the editing and sharing features within our mobile app than non-subscribers, and overall engagement with our mobile editing features increased sequentially among both subscribers and non-subscribers.

We’re also seeing deeper app engagement with HERO11 Black subscribers connecting cameras, uploading media and the amount of media uploaded, than our previous flagship HERO10 Black subscribers did in a comparable year-over-year period. We intend to build upon this trend with the slate of new hardware and software products we have planned for later this year.

And in Q4, we’re excited to introduce an all-new desktop app that will make it easy for GoPro subscribers to organize and edit their GoPro content. Our new desktop app will sync with a subscriber’s cloud and mobile app to provide a consistent and convenient experience across platforms. GoPro subscribers will enjoy full access to the desktop app and all of its powerful features at no additional charge. There will also be a premium level subscription offering for consumers that want to import footage from any camera, expanding GoPro’s relevance as a digital imaging software solution to a much broader audience – an opportunity we intend to aggressively pursue over time.

Sustainability initiatives are an important part of GoPro’s DNA and in 2022, we published our inaugural sustainability report which outlined our progress on environmental impact reductions, inclusivity, and governance best practices. Just last week, we published our 2023 “Sustainability Snapshot” highlighting progress we’ve made on select corporate social responsibility initiatives, including our goal to reduce our global carbon footprint by sourcing 100% renewable energy in our US office locations by 2026, the addition of new employee resource groups, GoPro for a Cause partner highlights, and our latest employee engagement scores, which have continued to rise to record company highs. This report can be accessed on the Investor Relations section of our website under the Corporate Governance tab.

I want to thank our employees who have continued to execute at such a high level time and time again – your passion for our customers and our products are what make GoPro such a powerful brand.

And I also want to thank our retail and distribution partners for their positive response to our go-to-market strategy shift – we’re excited to grow our brand and business with you and we are grateful for our partnership. GoPro’s retail channel represents a phenomenal opportunity to get our products and brand in front of consumers in an experiential way and we couldn’t be more excited for this upcoming holiday season.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

As Nick noted above, in May 2023, we discussed various strategies we are undertaking to drive unit, subscriber, revenue and profitability growth in the business, including:
•Restoring camera pricing to lower pre-pandemic price points and discontinuing subscription-related camera discounts at the time of purchase at GoPro.com
•Re-introducing entry-level price point cameras.
•Restoring our world-class presence at retail
•Scaling our marketing spend to pre-pandemic levels over time

We're pleased to note that our Q2 results show positive signals that key elements of our go-to-market strategy are working. Second quarter 2023 revenue of $241 million exceeded our expectations and was ahead of guidance by 10%. Demand for our entry level price point cameras exceeded expectations in the quarter, generating 25% of the camera revenue mix, demonstrating there is strong demand for an entry level price point camera.

In Q2’23, gross margin landed at 31.6%. Margins were impacted by 190bps compared to guidance primarily due to higher than expected sales of our lower margin entry level cameras as sell-through of these cameras exceeded our projections by 50%. Looking ahead at our product roadmap, we plan to have a new entry level camera with improved margin in the second half of 2024, which we expect will allow us to achieve a higher targeted gross margin. To put this in perspective relative to our Q2'23 results, on a pro-forma basis, we estimate this new entry level camera would have improved second quarter margin by nearly 300 basis points.

Q2'23 results compared to guidance for the same period was as follows:

Second Quarter Results and Prior Guidance

	Q2’23 Results		Q2’23 Guidance
Revenue	$241	M	$220M +/- $5M
Unit sell-through	~700ku		~700ku
Street ASP	$342		~$360
Gross margin	31.6%		33.5% +/- 50bps
Non-GAAP loss per share	$(0.07)		$(0.07) +/- $0.02

Notable second quarter performance highlights:

•Subscription and service revenue grew 21% year-over-year to $24 million
•GoPro subscribers grew 27% year-over-year to 2.44 million

•Estimated sell-through was down 4% year-over-year to between 660,000 and 680,000 units and largely in-line with expectations for the quarter
•Channel inventory increased slightly sequentially and was down from the beginning of the year
•Subscription attach rate via our app from cameras purchased at retail exceeded 40% in the second quarter, an improvement of approximately 25% from a year-ago
•GAAP loss per share was $0.11 and non-GAAP loss per share was in line with guidance at $0.07
•Reduced inventory by nearly $20 million sequentially to $135 million, or 74 days
•Repurchased approximately $15 million of GoPro stock in Q2’23, or 3.6 million shares

Turning to more detail on our financial performance, Q2'23 revenue of $241 million was down 4% year-over-year. Retail revenue grew 6% from the prior year to $165 million, or 69% of total revenue. Subscription and service revenue grew 21% year-over-year to $24 million, or 10% of total revenue, and product revenue from GoPro.com was $51 million, a year-over-year decline of 32%. We are pleased to see retail sales spring back as a result of the price move we made during the second quarter and as expected, we experienced a decline in product sales on GoPro.com; however, the decline was greater than we expected. In addition, we continue to drive our subscriber base across all camera price points.

Looking at Q2’23 revenue by geography, Asia Pacific was flat, the Americas decreased 4%, and Europe decreased 7%, year-over-year, respectively.

Second quarter Street ASP was $342 compared to $392 in Q2’22. In Q2’23, 75% of our camera revenue mix was from suggested retail prices of $400 and above, down from 93% in the year-ago quarter. The decrease in ASP was primarily driven by our camera price reductions, and rapid growth in entry level unit volume. Street ASP is defined as total reported revenue divided by camera units shipped.

Q2’23 demand as measured via sell-through was in a range of approximately 660,000 to 680,000 units, down 4% year-over-year. Looking at Q2’23 sell-through by geography year-over-year, Asia Pacific increased 13%, Americas decreased 10%, and Europe decreased 8%.

GoPro continued to grow its subscriber base reaching 2.44 million, or 27% growth year-over-year. The attach rate via our mobile app from cameras purchased at retail exceeded 40% in the second quarter, up from approximately 33% a year ago. The attach rates from cameras purchased via GoPro.com following our price move exceeded 40% as well. Following the price move in the second quarter, the GoPro subscriber attach rate from sales on GoPro.com is defined as the number of subscriptions purchased either via GoPro.com at checkout or via our mobile app post checkout related to cameras purchased from GoPro.com in the period divided by the number of camera unit sales to customers eligible for a new

GoPro subscription on GoPro.com for the same period. Our GoPro subscriber attach rate from cameras purchased through retail on our mobile app is defined as the number of new GoPro subscribers in the period over the corresponding number of estimated camera units sold through the retail channel.

Additionally, we saw a 5% improvement in annual subscriber retention year-over-year and our annual subscribers improved by 6% year-over-year. As a reminder, our annual subscribers account for nearly 90% of total subscribers. Our annual subscriber retention rate for the first-year renewal continues to be approximately between 60% and 65% and as of Q2 was higher within the range. In addition, annual subscribers renewing for the second year has a retention rate approximately between 70% and 75%.

Our Quik mobile subscription, which serves non-GoPro-owning consumers that use our app to edit their smartphone footage, also continues to do well, growing 6% year-over-year to 294,000 subscribers at the end of Q2’23. Serving smartphone-centric Quik subscribers is helping us learn how to engage and retain consumers that don’t own a GoPro — an important TAM-expanding opportunity that we plan to target further with the launch of our upcoming premium subscription tier later this year.

Second quarter operating expenses increased 8% year-over-year to $88 million, largely due to our continued investment in research and development to support our hardware and services roadmap as well as marketing. Our operating expenses have remained within a tight range since 2020 when we took early action to align our expenses with our business, putting ourselves in a position to weather the COVID pandemic, and now the current economic environment.

In Q2 2023, we repurchased $15 million in stock. This is in addition to the $5 million repurchased in Q1'23. We expect to continue to execute our stock repurchase activity in the second half of 2023 and expect to repurchase in a range of between $40 million and up to $70 million in stock in 2023 with $10 million expected to be repurchased in the third quarter of 2023.

Turning to the balance sheet, we ended Q2’23 with $272 million in cash, cash equivalents and marketable securities. Cash decreased $23 million sequentially primarily from $15 million in share repurchases, and a net loss of $11 million, partially offset by improvements in working capital. Second quarter collective cash net of debt was $128 million.

We managed supply chain and inventory at 74 days, down from 114 days in Q1'23. Our days’ sales outstanding was 31 days in Q2’23, down from 32 days as of Q2’22.

Third Quarter 2023 Guidance

Q3'23 Guidance
Revenue	$280M +/- $10M
Unit sell-through	~750ku
Street ASP	~$355
Gross margin	34.0% +/- 50bps
Non-GAAP income per share	$0.02 +/- $0.02

Stronger than expected sell-through of entry-level products contributed to second quarter revenue overperformance of $21 million to guidance. This Q2 revenue overperformance, combined with retailers continuing to carry lower weeks of supply, is contributing to a softer Q3 guide; also contributing is a larger than expected drop off in sales at GoPro.com due to the discontinuation of subscription-related camera discounts at the time of purchase.

As a reminder, our GoPro.com customers primarily purchase flagship cameras that are higher in ASP and margin. While we are seeing significant growth in retail sell-through, it is going to take longer than anticipated for this retail growth to offset the drop in GoPro.com sales. This will be accomplished by increasing the number of retail doors, increasing our brand presence in all doors with refreshed point of purchase displays, and scaling marketing, which includes collaborative activations with retailers. Additionally, we have ongoing initiatives to support sales on GoPro.com, including dedicated marketing, CRM, product bundles and tactics to improve conversion.

For the third quarter of 2023, we expect to deliver revenue of approximately $280 million, down 8% year-over-year. We estimate Street ASP in the third quarter to be approximately $355, down 7% year-over-year. Our expectation as a result of our strategy shift and associated price move is unit sell-through will increase 10% year-over-year to approximately 750,000 units.

To summarize, our strategic shift is working, albeit with a greater reliance on retail growth, which we’re confident will come with continued execution on the aforementioned fronts.

Our guidance assumes channel inventory will be flat during the quarter. We believe there may also be macroeconomic pressures that impact consumer spending in the second half.

We expect gross margin in the third quarter to be 34% at the midpoint of guidance, down from 38.2% in the prior year quarter, but up from 31.6% in the second quarter of 2023. The year-over-year decline in gross margin percentage is primarily related to reduced camera pricing and higher camera demand at our entry level price point. It’s worth pointing out that we are seeing GoPro subscriber attach rates amongst these entry level camera buyers in a range of 20% to 30%, which is helping to drive subscription revenue growth and offset near term margin impact.

We expect subscribers to grow to 2.5 million by the end of the third quarter, or 20% growth year-over-year.

We expect a non-GAAP net income per share for Q3’23 of $0.02 at the midpoint of guidance. We expect shares outstanding to be approximately 169 million shares in the third quarter based on our current stock price and anticipated share repurchases in the quarter.

We expect our GAAP effective tax rate in 2023 to be in a range of between 20% to 25%. Non-GAAP tax expense is primarily related to actual cash tax paid as we utilize our U.S. NOLs and other tax attributes to offset tax expenses. We expect non-GAAP tax expense to remain low in a range of $1.5 million to $1.8 million in 2023. And, for the third quarter, we expect less than $0.5 million in non-GAAP tax expense.

For the rest of 2023 we plan to continue to manage the business with the following priorities:

•Execute on our go-to-market strategy and launch industry-leading hardware and software products this Fall
•Commitment to generating cash and returning to profitability
•Commitment to continued share buy-backs, with a range of $40 million and up to $70 million share buy-backs for the year
•Investments in the people, technology and innovation that we believe will drive unit and subscriber growth
•Grow our subscription and service revenue to $100 million

2023 Guidance

2023 Guidance
Revenue	$1.03B +/- $30M
Unit sell-through	~3.0mu
Street ASP	~$350
Gross margin	33.0% +/- 50bps
Non-GAAP loss per share	($0.18) +/- $0.04

For 2023, we expect revenue of approximately $1.03 billion, down 6% from 2022. We expect units sold to grow by approximately 5% year-over-year to 3.0 million units, as a result of our recent price moves. This reduction in unit sell-through from 3.2 million units, which we guided to on our Q1 earnings call, is primarily due to a larger-than-expected drop off of flagship camera sales at GoPro.com due to the discontinuation of subscription-related camera discounts at the time of purchase. While retail channel sell-through of our cameras is expected to grow, we expect that it will take longer than previously anticipated for it to offset the larger than expected decline in flagship camera sales at GoPro.com.

In addition, while on our previous earnings call we shared our expectations of sales of approximately 3.5 to 4 million units in 2024, the factors stated above could push this down to a range of 3.4 to 3.6 million units.

We expect to end 2023 with between 2.5 million to 2.6 million subscribers, in-line with our previous guide of 2.45 million to 2.6 million subscribers.

We expect gross margin to be 33% at the midpoint of guidance in 2023, which reflects both lower ASPs and the related price protection cost required to achieve lower pricing at retail to drive unit volume. We expect gross margin to improve sequentially each quarter in 2023.

We expect operating expenses to be approximately $370 million in 2023, up nearly 12% from 2022, largely driven by investments in research and development and increased marketing, which we expect to have an impact in Q4 and into 2024.

We expect non-GAAP EPS loss of approximately $0.18 at the midpoint for 2023. We expect to be profitable in the third and fourth quarters and generate adjusted EBITDA of approximately $15 million in the second half of 2023.

We expect to end 2023 with cash of $300 million, which includes an estimated $40 million in share repurchases.

We look forward to 2024, when we expect to reap the full-year benefit of our strategic shift, unburdened by price protection expenses of $30 million in 2023 associated with our price change. We expect improved retail sell-through to continue, and as mentioned above, we expect 2024 units to grow to a range of 3.4 to 3.6 million units. We expect to add additional doors globally and to expand our rollout of new point of purchase displays to improve our in-store presence. We also plan to expand marketing and collaboration with our retailers to drive awareness and sell-through. We believe all of the aforementioned, combined with our 2024 product roadmap including a new entry-level priced camera with a significantly improved margin profile, will increase units, revenue, margin, and profitability substantially in 2024.